                                                                     Exhibit 5.1

                  [CONNER & WINTERS LETTERHEAD APPEARS HERE]



                               January 27, 1997


Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma  74172

     Re:  Vintage Petroleum, Inc.
          Registration Statement on Form S-3
           (File No. 333-19569) (the "Registration Statement")
          ----------------------------------------------------

Gentlemen:

     We have acted as counsel for Vintage Petroleum, Inc., a Delaware corporation (the "Company"), in connection with the proposed public offering of up to $100,000,000 in aggregate principal amount of Senior Subordinated Notes of the Company (the "Notes") to be issued under an Indenture to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Indenture"). As described in the Registration Statement, the Company is selling the Notes pursuant to an Underwriting Agreement to be entered into between the Company and Salomon Brothers Inc, Dillon, Read & Co. Inc., Lehman Brothers Inc. and Nesbitt Burns Securities Inc.

     In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate,
(b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

CONNER & WINTERS


Village Petroleum, Inc.
January 27, 1997
Page 2


     Based on the foregoing, we are of the opinion that the sale of the Notes has been duly authorized and, when executed and authenticated as specified in the Indenture and delivered to the purchasers thereof against payment of the purchase price therefor as described in the Registration Statement, the Notes will be validly issued and binding obligations of the Company except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the corporate laws of the State of Delaware, and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, we have assumed that the applicable law in the State of New York is the same as the applicable law in the State of Oklahoma in all relevant respects.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus covering the Notes constituting a part thereof under the caption "Legal Matters."

                                          Yours very truly,

                                          CONNER & WINTERS,
                                          A Professional Corporation